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                                                                          3 (vi)


                         SECOND CERTIFICATE OF AMENDMENT
                                       TO
                           CERTIFICATE OF DESIGNATION
                                       OF
                                 PREFERRED STOCK
                                       OF
                         CLEAN DIESEL TECHNOLOGIES, INC.

     Clean Diesel Technologies, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

     FIRST: That in accordance with the requirements of Sections 141 and 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company duly adopted a resolution proposing and declaring advisable that (i) the second sentence of Section 1(a) of the Certificate of Designation, as amended (the "Certificate"), for the Company's Series A Convertible Preferred Stock (the "Stock") be amended to provide as follows: "The number of shares of this Series shall be 15,000 registered shares, par value $0.05 per share" and
(ii) such amendment be recommended to the holders of the Stock and be submitted to such holders for their consent and approval.

     SECOND: That thereafter, pursuant to a resolution of the Board of Directors of the Company, the holders of the Stock, in accordance with Sections 228 and 229 of the General Corporation Law of the State of Delaware, on August 20, 1999 duly consented to and approved the aforesaid amendment of the Certificate.

     IN WITNESS WHEREOF, the Company has caused this Second Amendment to Certificate of Designation of Preferred Stock to be duly executed and acknowledged in accordance with Section 103 of the General Corporation Law of the Sate of Delaware on this 23rd day of August 1999.


                         CLEAN DIESEL TECHNOLOGIES, INC.

                           By: /s/ Charles W. Grinnell
                               -------------------------------
                               Director, Vice President, and
                               Corporate Secretary


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